                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           UNION PACIFIC CORPORATION
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

               [LOGO OF UNION PACIFIC CORPORATION APPEARS HERE]

                                                            March 1, 1996

DREW LEWIS
CHAIRMAN

Dear Shareholder:

     1995 was a historic year for Union Pacific. Several significant strategic initiatives were launched that will reposition the Company and provide strong support for continued growth in shareholder value. Our acquisition of the Chicago and North Western, the agreement to acquire the Southern Pacific and the initial public offering of an interest in Union Pacific Resources are important strategic decisions that will provide long-term economic benefit to the Company and its shareholders. In addition, the development of a top management succession plan is crucial to the future of the Company and to the shareholders, and our record income of $964 million is a source of great pride to all of us. These efforts have been well received in the investment community; our stock rebounded during the year and shareholder value increased over $4 billion from this time last year.

     Your management and Board of Directors also addressed the increasingly significant subject of corporate governance to ensure that your Company is responsive to share- holder interests and maintains its position as one of the best managed companies in the business. The discussion of our corporate governance practices in the Corporate Governance Standards section of the Proxy Statement will be of special interest to all shareholders. We would also like to focus your attention on our proposals to eliminate cumulative voting in the election of directors and to declassify the Board, which will result in the annual election of all directors. We urge you to support these proposals, each of which is conditioned upon shareholder approval of the other; their approval will further demonstrate and reinforce our commitment to equal treatment of all shareholders.

     We sincerely thank you for your support in 1995 and look forward to bringing you even greater accomplishments in 1996!

                                                       Sincerely,


                                                       /s/ Drew Lewis

[Logo of Union Pacific                           Notice of Annual Meeting
Corporation appears here]                                 of Shareholders

Martin Tower
Eighth and Eaton Avenues
Bethlehem, PA  18018

To the Shareholders:                                           March 1, 1996

     You are hereby notified that the 1996 Annual Meeting of Shareholders of Union Pacific Corporation, a Utah corporation (the Company), will be held at the Little America Hotel, Salt Lake City, Utah, at 8:30 A.M., Mountain Daylight Time, on Friday, April 19, 1996 for the following purposes:

     (1) to elect six directors, each to serve for a term of three years;

     (2) to amend the Revised Articles of Incorporation to eliminate cumulative voting;

     (3) to amend the Revised Articles of Incorporation to declassify the Board of Directors;

     (4) to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company; and

to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof; all in accordance with the accompanying Proxy Statement. Each of Proposals 2 and 3 is conditioned upon shareholder approval of the other.

     Only shareholders of record at the close of business on February 9, 1996 are entitled to notice of and to vote at the Annual Meeting.

     Shareholders are urged to date, sign and return the enclosed proxy promptly, whether or not they expect to attend the meeting in person.


                          J. L. SWANTAK
                          Vice President and Secretary

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.
 (The enclosed return envelope requires no postage if mailed in the United States.)

                           UNION PACIFIC CORPORATION

                                PROXY STATEMENT

        For Annual Meeting of Shareholders to Be Held on April 19, 1996

                                                          March 1, 1996

     This Proxy Statement is being furnished to shareholders of Union Pacific Corporation, a Utah corporation (the Company), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (Annual Meeting) to be held on April 19, 1996 for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting. The first date on which this Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company is March 1, 1996.

     The close of business on February 9, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 205,598,986 shares of Common Stock (Common Stock) of the Company outstanding, exclusive of shares held in the treasury of the Company which may not be voted. On the record date no person owned of record or was known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

     Except in the election of directors, holders of shares of Common Stock are entitled to one vote for each share registered in their respective names. In the election of directors, shareholders may vote cumulatively and, at the Annual Meeting, are entitled to six votes for each share of Common Stock registered in their respective names, i.e., as many votes per share as there are directors to be elected. A shareholder may allocate votes to or among one or more nominees for director in any manner desired. Unless the shareholder specifies otherwise, the persons named in the enclosed proxy will allocate their votes in their discretion among the Board of Directors' nominees for director for whom they are authorized to vote. On all matters considered at the Annual Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter; however, because Proposals 2 and 3 require approval by a specified percentage of all outstanding shares, such votes will have the same effect as a vote against the matter. Abstentions and broker non-votes will be counted in determining if a quorum is present.

     All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted as recommended by the Board of Directors. The Company has no knowledge of any other matters to be brought before the Annual Meeting. However, if any other matters are properly presented to the

Annual Meeting for action, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting a validly executed later-dated proxy or by attending the meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

     The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., Inc., 909 Third Avenue, New York, N.Y. 10022 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., Inc. are $25,000 plus certain expenses.

Shareholder Proposals

     Shareholders desiring to submit a proposal for consideration for inclusion in the Company's proxy statement and form of proxy relating to the 1997 Annual Meeting of Shareholders must submit in writing such proposal and any statement in support thereof to the Secretary of the Company by November 1, 1996.

                         (1) ELECTION OF SIX DIRECTORS

     Unless authority to do so is withheld, the Company's proxies intend to vote the enclosed proxy at the Annual Meeting for the election of the six nominees for director named herein, all of whom are presently directors of the Company. It is intended that the nominees for director be elected to hold office for three-year terms or until their successors are elected. If any nominee for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee for director to become unavailable for election. The six nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected.

     As of February 9, 1996 all directors and executive officers as a group beneficially owned 2,446,522 shares of Common Stock, representing 1.19% of the outstanding Common Stock, of which 1,489,775 are shares with respect to which such persons have the right to acquire beneficial ownership within 60 days pursuant to stock options. No director or nominee for director beneficially owned more than 0.31% of the outstanding Common Stock, or any of the Company's 4-3/4% convertible debentures.

     Mr. Lawrence M. Jones and Ms. Claudine B. Malone, who have served as directors since 1988 and 1990, respectively, have resigned effective December 31, 1995, to become directors of the Company's new public subsidiary, Union Pacific Resources Group Inc. (Resources). The Board of Directors wishes to express its deep appreciation for the significant contributions made by Mr. Jones and Ms. Malone to the growth and success of the Company during their respective tenures and to wish them well as they participate in the guidance and direction of Resources in its move forward as a new public company. Their expertise and wise counsel will be sorely missed.

     Due to the resignations of Mr. Jones and Ms. Malone, and in order to comply with the Utah Revised Business Corporation Act, which requires membership in classes of directors to be as nearly equal as possible, director L. White Matthews, III, has submitted his resignation as a member of the Class of 1997, effective at the 1996 Annual Meeting of Shareholders, and has been nominated to stand for election as a member of the Class of 1999.

     The following tables set forth certain information on the nominees for director and the directors continuing in office, including Common Stock beneficially owned as of February 9, 1996 and current holdings of Company Common Stock Units, representing deferred compensation for non-employee directors invested in their Stock Unit Accounts. See "Compensation of Directors" beginning on Page 10 for a discussion of the Stock Unit Grant and Deferred Compensation Plan. These ownership figures indicate the alignment of the named individuals' financial interests with the interests of the Company's shareholders since the value of their total holdings fluctuates with the price of the Company's Common Stock.

     In addition, certain directors of the Company beneficially own shares of common stock of Resources, as follows: Mr. Cheney, 5,000; Mr. Gray, 1,000; Ms. Hope, 5,000; and Mr. Messman, 709,737, including 441,183 shares subject to presently exercisable stock options and 245,954 restricted shares. In addition, Mrs. Drew Lewis beneficially owns 1,000 shares of common stock of Resources in a Keogh account. Mr. Lewis disclaims beneficial interest in such shares.


                                                           Equity Ownership
                                                          -----------------
            Name and Principal Occupation                  UPC          UPC
                  or Employment                           Units       Shares
            -----------------------------                 -----        ------
Nominees for Term Expiring in 1999

[ART]        Richard B. Cheney, 2,4                        100         1,600
              Chairman, President and Chief
              Executive Officer, Halliburton
              Company, specialized services for
              the petroleum industry, Dallas,
              Texas. Director, Procter & Gamble
              Co. Director of the Company since
              1993. Age 55.


[ART]        E. Virgil Conway, 1,4                         100        17,200
              Chairman and a member of the Board,
               Metropolitan Transportation
               Authority, public transportation,
               New York, NY. Director, Accu-Health,
               Inc., Centennial Insurance Company,
               Trism, Inc. Trustee, Atlantic Mutual
               Insurance Company, Consolidated
               Edison Company of New York, Inc.,
               HRE Properties, Mutual Funds
               Managed by Phoenix Home Life. Director
               of the Company since 1978. Age 66.


[ART]        Drew Lewis, 1                                 -         628,000 (a)
              Chairman and Chief Executive Officer of the
               Company, and Chairman and a director of
               Union Pacific Resources Group Inc., a
               subsidiary of the Company.  Director,
               American  Express Company, AT&T Corp.,
               Ford Motor Company, FPL Group, Inc.,
               Gannett Co., Inc. Director of the
               Company since 1986.  Age 64.

                                       4


                                                              Equity Ownership
                                                             -----------------
            Name and Principal Occupation                     UPC           UPC
                  or Employment                              Units        Shares
            -----------------------------                    -----        ------
[ART]        L. White Matthews, III, 1                        -          290,237 (b)
              Executive Vice President-Finance of the
               Company. Director, The Pilot Funds,
               Union Pacific Resources Group Inc.
               Director of the Company since 1994.
               Age 50.

[ART]         Jack L. Messman 3                               -           55,129 (c)
               President and Chief Executive Officer and a
                director of Union Pacific Resources
                Group Inc., oil and gas production, a
                subsidiary of the Company. Director,
                Cambridge Technology Partners
                (Massachusetts), Inc., Novell, Inc.,
                Safeguard Scientifics Inc., Tandy,
                Inc., WaWa, Inc. Director of the
                Company since 1994.  Age 55

[ART]         Thomas A. Reynolds, Jr., 2,4                     751         8,200
               Chairman Emeritus, Winston & Strawn, law
                firm, Chicago, Illinois, New York, N.Y.
                and Washington, D.C. Director, Gannett
                Co., Inc., Jefferson Smurfit Group.
                Director of the Company since 1989.
                Age 67.

----------
1 Member of the Executive Committee.
2 Member of the Audit Committee.
3 Member of the Finance Committee.
4 Member of the Compensation, Benefits and Nominating Committee.

(a) Includes 455,000 shares of Common Stock subject to presently exercisable stock options.
                                       5

(b) Includes 172,900 shares of Common Stock subject to presently exercisable stock options and 80,000 restricted shares granted under the 1993 Stock Option and Retention Stock Plan.
(c) Includes 7,200 shares of Common Stock subject to presently exercisable stock options.
----------


                        DIRECTORS CONTINUING IN OFFICE

     The following directors are continuing in office for the respective periods indicated or until their successors are elected. Each of these directors has been elected to hold such office by the shareholders of the Company.


                                                             Equity Ownership
                                                            -----------------
            Name and Principal Occupation                    UPC          UPC
                  or Employment                             Units       Shares
            -----------------------------                   -----        ------
Term Expiring in 1997

[ART]        Spencer F. Eccles, 2,3                          100        9,200 (a)
              Chairman and Chief Executive
               Officer, First Security Corporation,
               bank holding company, Salt Lake
               City, Utah. Director, Anderson Lumber
               Co., First Security Bank of Utah,
               Zion's Cooperative Mercantile Institution.
               Director of the Company since 1976.
               Age 61.

[ART]        William H. Gray, III, 3,4                       100       1,400
              President, United Negro College
               Fund, educational assistance,
               New York, N.Y. Director, Chase
               Manhattan Corp., MBIA Inc.,
               Prudential Insurance Company of
               America, Rockwell International
               Corporation, Warner-Lambert Company,
               Westinghouse Electric Corporation.
               Director of the Company since 1991.
               Age 54.

                                       6


                                                             Equity Ownership
                                                            -----------------
            Name and Principal Occupation                   UPC          UPC
                  or Employment                            Units       Shares
            -----------------------------                  -----        ------
[ART]        Judith Richards Hope, 1,2,3                    100        3,800
              Senior Partner, Paul, Hastings,
               Janofsky & Walker, law firm,
               Los Angeles, California and
               Washington, D.C.Director, The
               Budd Company, General Mills,
               Inc., Russell Reynolds Associates,
               Inc., Zurich Reinsurance Center
               Holdings, Inc. Member, The Harvard
               Corporation (The President and
               Fellows of Harvard College).
               Director of the Company since 1988.
               Age 55.

[ART]        John R. Meyer, 1,2,3                           100        8,358
              Professor, Harvard University, Cambridge,
               Massachusetts. Director, The Dun &
               Bradstreet Corporation, Rand McNally
               Co., Inc. Trustee, Mutual Life
               Insurance Company of New York.  Director
               of the Company since 1978. Age 68.

[ART]        Robert W. Roth, 1,2                            100        7,200
              Retired President and Chief
               Executive Officer, Jantzen, Inc.,
               sportswear manufacturer, Portland,
               Oregon. Director of the Company
               Company since 1972. Age 72.

[ART]        Richard D. Simmons, 1,4                        100        3,821
              President, International Herald Tribune,
                communications, Washington, D.C.
                Director, International Herald Tribune,
                J. P. Morgan & Co., Incorporated, Morgan
                Guaranty Trust Company of New York, The
                Washington Post Company, Yankee
                Publishing. Director of the Company
                since 1982. Age 61.

                                       7


                                                             Equity Ownership
                                                            ------------------
            Name and Principal Occupation                    UPC          UPC
                  or Employment                             Units       Shares
            -----------------------------                   -----       ------
Term Expiring in 1998

[ART]        Robert P. Bauman, 3,4                           100         3,200
              Chairman, British  Aerospace p.l.c.,
               aircraft and aerospace manufacturer,
               London, England. Director, Capital
               Cities/ABC, Inc., CIGNA Corporation,
               Reuters Holdings p.l.c., Russell
               Reynolds Associates, Inc. Director
               of the Company since 1987. Age 64.

[ART]        Richard K. Davidson, 3                           -        325,321 (b)
              President and Chief Operating Officer of the
               Company and Chairman of Union Pacific
               Railroad Company, a subsidiary of the
               Company. Director, California Energy
               Company, Inc. Director of the Company
               since 1994. Age 54.

[ART]        Elbridge T. Gerry, Jr., 1,2,3                   172         4,087 (c)
              Partner, Brown Brothers Harriman & Co.,
              bankers, New York, N.Y. Director of the
              Company since 1986. Age 62.

[ART]        Richard J. Mahoney, 3,4                         100         1,634
              Chairman of the Executive Committee,
               Monsanto Company, agricultural,
               chemical, pharmaceutical and food
               products, man-made fibers and plastics,
               St. Louis, Missouri. Director,
               Metropolitan Life Insurance Company,
               Monsanto Company. Director of the
               Company since 1991. Age 62.



                                       8


                                                              Equity Ownership
                                                             -----------------
            Name and Principal Occupation                     UPC          UPC
                  or Employment                              Units       Shares
            -----------------------------                    -----        ------
[ART]        James D. Robinson, III, 1,4                      244         4,800 (d)
              Chairman and CEO, RRE Investors,
               LLC, a private venture investment
               firm, and President, J. D. ROBINSON
               INC., a strategic advisory company,
               New York, N.Y. Senior Advisor,
               Trust Company of the West. Previously
               served as Chairman, CEO and a director,
               American Express Company, from 1977 to
               1993. Director, Alexander & Alexander
               Services, Inc., Bristol-Myers Squibb
               Company, The Coca-Cola Company, Cambridge
               Technology Partners (Massachusetts), Inc.,
               First Data Corporation, New World
               Communications Group, Inc.
               Director of the Company from
               1974 to 1985 and since 1989. Age 60.

----------
1 Member of the Executive Committee.
2 Member of the Audit Committee.
3 Member of the Finance Committee.
4 Member of the Compensation, Benefits and Nominating
  Committee.

(a) In addition, 44,080 shares of Common Stock are held by trusts of which Mr. Eccles is sole trustee or under powers of attorney granted to Mr. Eccles.

(b) Includes 208,250 shares of Common Stock subject to presently exercisable stock options and 80,000 restricted shares granted under the 1993 Stock Option and Retention Stock Plan.

(c) Mr. Gerry also has shared voting or investment power with respect to 582,252 shares held in family trusts.

(d)  Mrs. James D. Robinson, III, is the beneficial owner of
     2,000 shares of Common Stock and Mr. Robinson is
     co-trustee for a family trust which owns 1,600 shares.
     Mr. Robinson disclaims beneficial interest in such
     shares.
                                       9

     Except for the directors listed below, each of the directors named in the preceding tables has held the indicated office or position in his or her principal occupation for at least five years. Each of the directors listed below held the office or position first indicated as of five years ago.

     Mr. Robert P. Bauman was Chief Executive of SmithKline Beecham p.l.c. through April 1994 and since such date has been non-executive Chairman of British Aerospace, p.l.c. Mr. Richard B. Cheney served as Secretary of
Defense through January 20, 1993, Senior Fellow, American Enterprise Institute, from 1993 through September 30, 1995 and since October 1, 1995 has served as Chairman, President and Chief Executive Officer of Halliburton Company. Mr. Richard K. Davidson was Executive Vice President of Union Pacific Railroad Company until August 7, 1991, President and Chief Executive Officer of the Railroad until September 17, 1991, Chairman and Chief Executive Officer of the Railroad until August 15, 1995 and Chairman of the Railroad since such latter date. Mr. Davidson has also been President of the Company since May 26, 1994 and also assumed the duties of Chief Operating Officer of the Company on November 1, 1995. Mr. William H. Gray, III, served as a member of the United States House of Representatives from the Second District of Pennsylvania through August 1991 and since such date has been President of United Negro College Fund. Mr. Drew Lewis was Chairman, President and Chief Executive Officer of the Company through May 26, 1994 and since such date has been Chairman and Chief Executive Officer of the Company. Mr. Lewis also served as Chairman of Union Pacific Railroad Company during August and September 1991 and became Chairman of Resources in August 1995. Mr. Richard J. Mahoney was Chairman and Chief Executive Officer of Monsanto Company through March 31,
1995 and since such date has been Chairman of the Executive Committee. Mr. L. White Matthews, III, was Senior Vice President-Finance of the Company until April 16, 1992 and since such date has been Executive Vice President-Finance of the Company. Mr. Jack L. Messman was Chairman and Chief Executive Officer of USPCI, Inc. (waste management), a subsidiary of the Company, until May 1, 1991 and since such date has been President and Chief Executive Officer of Union Pacific Resources Company. Mr. Messman continued as Chairman of USPCI through December 31, 1994 and became President and Chief Executive Officer of Resources in August 1995. Mr. Thomas A. Reynolds, Jr., was Chairman of
Winston & Strawn through December 31, 1992 and since such date has been Chairman Emeritus of such firm. Mr. James D. Robinson, III, was Chairman and Chief Executive Officer of American Express Company (diversified travel, financial and information services) through January 25, 1993. Mr. Richard D. Simmons was President of The Washington Post Co. (communications) through May 1991 and since such date has been President of International Herald Tribune.

Compensation of Directors

     Directors who are not employees of the Company received an annual retainer of $60,000, $6,000 of which is required to be invested in the Stock Unit Account referred to below, plus expenses. In addition, Chairmen or Co-Chairmen of Board Committees receive annual retainers of $6,000 each. Directors who are employees of the Company receive no retainers.

Under the Stock Unit Grant and Deferred Compensation Plan for directors of the Company, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Payment of such deferred compensation begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination) and, for amounts in the Fixed Income Account referred to below, at the election of the director either at any of such times or in the January following retirement from the director's primary occupation. Deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 10 equal annual installments and may be invested, at the option of the director, in either a Fixed Income Account or a Stock Unit Account. The Accounts are unfunded, unsecured obligations of the Company. The Fixed Income Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account. Cash retainers deferred by six directors during 1995 totaled $182,400.

     Directors who are not employees of the Company may elect to receive $100,000 of term life insurance and $10 million of excess liability insurance, for which the Company paid total premiums of $1,412 for each director in 1995, and to participate in a Company sponsored contributory health care plan. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. Retired directors are also eligible to participate in a contributory medical program.

      Each non-employee director participates in a pension plan which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Directors Bauman, Conway, Eccles, Gerry, Hope, Meyer, Reynolds, Robinson, Roth and Simmons currently are eligible, and Directors Gray and Mahoney will become eligible in April 1996, to receive pension benefits upon retirement. The Company has purchased annuities to satisfy its part of the pension obligation to certain directors in amounts calculated to provide the same expected amount net of federal taxes as the pension obligation replaced by the annuity. In January 1996, the Board terminated the pension plan for all future directors. Future non-employee directors will receive a credit, at their fifth anniversary date, to the Stock Unit Account referred to above. The amount of the credit was determined based upon certain age, retirement and mortality assumptions and a discount rate of 9.8%, and would not be available until after termination of Board service. Such credit would be equal to 1,308 Stock Units based on a Company Common Stock price of $65 per share. Current directors will continue to be eligible for the $36,000 annual pension. However, current directors were permitted to exchange $6,000 of such pension for a credit to the Stock Unit Account calculated to provide an approximately equivalent expected present value to the $6,000 annual pension. Such credits to the Stock Unit Accounts are reflected in the preceding biographical information on directors.

     As part of its overall program to promote charitable giving, the Company has established the Union Pacific Corporation Board of Directors' Charitable Contribution Plan pursuant to which the Company has purchased $1 million of life insurance on each incumbent director, subject to vesting requirements based on length of service as a director (i.e., over a five-year period in 20% increments). Death benefits will be paid to the Company and the Company will donate up to $500,000 of the proceeds to no more than two charitable organizations recommended by the director and the remainder of the proceeds to Union Pacific Foundation in the name of the director. Directors derive no financial benefit from this program since all charitable contribution tax deductions accrue solely to the Company. Moreover, benefits paid to the Company's Foundation may reduce the amount of funding that the Company provides to the Foundation.

     Under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation, each individual who was a non-employee director on May 28, 1992, has received, and each individual elected as a non-employee director thereafter has received or will receive, an award of 1,200 restricted shares of Common Stock. The restricted shares of Common Stock vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement. During the restricted period, the director has the right to vote and receive dividends on such shares, but may not transfer or encumber such shares, and will forfeit such shares unless he or she remains a director during the restricted period. As used above, "retirement" means termination of service as a director of the Company, if (a) the director at the time of termination was ineligible for continued service as a director under the Company's Retirement Policy, or (b) the director had served as a director of the Company for at least three years from the date restricted shares of Common Stock were granted to such director, and such termination is (i) due to the director's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Board of the Company, (ii) due to the fact that continued service as a director would be a violation of law, or (iii) not due to the voluntary resignation or refusal to stand for reelection by the director.

Committees of the Board

     The Committees established by the Board of Directors to assist it in the discharge of its responsibilities are described below. The preceding biographical information on directors identifies committee memberships held by each nominee for director and each director continuing in office.

     The Executive Committee consists of nine members, seven of whom are non-employee directors. The Committee has all the powers of the Board, when the Board is not in session, to direct and manage, in the Company's best interest, all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Committee did not meet in 1995.

     The Audit Committee consists of seven non-employee directors. The Committee meets regularly with financial management, the internal auditors and the independent certified public accountants to provide oversight to the financial reporting process and internal control structure. The Committee reviews fees and non-audit engagements of the independent certified public accountants. Both the independent certified public accountants and the internal auditors have unrestricted access to the Committee and meet regularly with the Committee, without senior financial management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Committee also reviews the scope of audits as well as the annual audit plan. In addition, the Committee reviews the administration of the Company's policies concerning business conduct, derivatives, environmental management and use of corporate aircraft as well as officers' travel and business expenses. Each year the Committee recommends to the Board of Directors selection of the firm of independent certified public accountants to audit the accounts and records of the Company and its consolidated subsidiaries. The Committee met three times in 1995.

     The Finance Committee consists of nine members, seven of whom are non-employee directors. The Committee is responsible for oversight of the Company's financial position. The Committee meets regularly with management to review the Company's capital structure, short and long-term financing plans and programs, dividend policies and actions, investor relations activities, insurance programs, tax management and other related matters. The Committee also reviews the investment management of assets held by the Company's pension, thrift and other funded employee benefit programs, including the appointment of investment managers and trustees. The Committee met four times in 1995.

     The Compensation, Benefits and Nominating Committee consists of eight non-employee directors who are ineligible to participate in any of the Company's executive compensation plans. The Committee reviews and makes recommendations to the Board of Directors with respect to compensation for the Board of Directors and employee salaries exceeding an amount set by the By-Laws which cannot be exceeded without Board or Executive Committee approval. The Committee administers the Company's Executive Incentive and Stock Option and Retention Stock Plans and determines for senior executives the amounts of, and the individuals to whom, awards shall be made thereunder. The Committee is responsible for recommending and reviewing all the material amendments to the Company's pension, thrift and employee stock ownership plans. The Committee also periodically reviews the Company's vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. The Committee has the responsibility of assisting management with respect to matters of succession, reviewing the qualifications of candidates for the position of director and recommending candidates to the Board of Directors as nominees for director for election at the Annual Meetings of Shareholders or to fill such Board vacancies as may occur during the year. The Committee will consider candidates suggested by directors and shareholders of the Company. Shareholders desiring to suggest candidates should advise the Secretary of the Company in writing by December 31 of the year preceding the Annual Meeting of Shareholders and include sufficient biographical material to permit an appropriate evaluation. In considering candidates for director, the Board of Directors seeks individuals who have demonstrated outstanding management or professional ability and who have attained a position of leadership in their chosen careers. See Pages 17-20 for the Committee's report on 1995 compensation and stock ownership programs. The Committee met five times in 1995.

     During 1995, the Board of Directors met twelve times. None of the directors attended fewer than 75% of the meetings of the Board and Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 95%.

Certain Relationships and Related Transactions

     In 1995, Brown Brothers Harriman & Co. (BBH) managed certain pension funds of the Company. The Company paid approximately $111,000 to BBH for these services. Elbridge T. Gerry, Jr. is a partner of BBH.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in 1995.

Agreements with Anschutz Shareholders

     In connection with the Company's pending acquisition (the Acquisition) of Southern Pacific Rail Corporation (SP), the Company has entered into a shareholders agreement (Anschutz Shareholders Agreement) with Mr. Philip F. Anschutz, The Anschutz Corporation (TAC) and Anschutz Foundation, a not-for-profit corporation (collectively, Anschutz Shareholders), which provides, among other things, that effective upon consummation of the Acquisition, the Company will elect Mr. Anschutz, or another individual selected by TAC and reasonably acceptable to the Board of Directors of the Company (such director being referred to as the Anschutz Designee), as a director of the Company. Mr. Anschutz is a significant shareholder, director and officer of SP. The Acquisition is not expected to occur until the latter part of 1996, after the Annual Meeting, and is subject to certain conditions as described below. Effective upon consummation of the Acquisition, the Board of Directors intends to increase the size of the Board by one and elect the Anschutz Designee as a director.

     Pursuant to the Anschutz Shareholders Agreement, following the initial appointment of the Anschutz Designee as a director, until the seventh anniversary of the Acquisition (subject to earlier termination under certain circumstances), the Company has agreed to include the Anschutz Designee on the Board's slate of nominees for the election of directors at its annual meetings of shareholders and to recommend the election of the Anschutz Designee as a director. The Company also has agreed to (i) appoint Mr. Anschutz, but not any other Anschutz Designee, as Vice Chairman of the Board of Directors following consummation of the Acquisition, with such duties as shall be assigned by the Board or the Chairman of the Board, and (ii) appoint the Anschutz Designee, subject to certain conditions, as a member of the Executive, Finance, and Compensation, Benefits and Nominating Committees of the Board. However, the Company will not be obligated to cause the Anschutz Designee to become a member of the Compensation, Benefits and Nominating Committee of the Board if, and only for so long as, in the opinion of tax counsel for the Company, the membership of the Anschutz Designee on such Committee would be likely to cause the disallowance of any federal income tax deduction by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) requires that all members of a compensation committee qualify as "outside directors" in order for a publicly held company to obtain a deduction for certain performance-based compensation awarded to senior executive officers; the Company believes that Mr. Anschutz, by virtue of his having been an officer of SP, would not qualify as an "outside director" under current regulations issued under
Section 162(m).

     Under the Anschutz Shareholders Agreement, the Anschutz Designee, at the request of the Company, would be required to resign from the Board upon certain occurrences, including if the Anschutz Shareholders and their affiliates cease to own at least 4% (or under certain circumstances 3%) of the total outstanding securities of the Company entitled to vote in the election of directors (Voting Securities).

     Mr. Anschutz is currently Chairman, President and a director of TAC and has been so for more than the past five years. Mr. Anschutz is also Chairman, President and a director of Anschutz Company, the corporate parent of TAC, and has been since its formation in August 1991. TAC is an Anschutz Shareholder and is also engaged in oil and gas activities. Mr. Anschutz is also currently Chairman and a director of SP and has been so for more than the past five years. He also served as President and Chief Executive Officer of SP from October 1988 to July 1993.

     The Anschutz Shareholders Agreement provides for certain "standstill" limitations on the Anschutz Shareholders until the seventh anniversary of the Acquisition (subject to earlier termination under certain circumstances and certain exceptions) with respect to, among other things: the acquisition of Voting Securities; the solicitation of proxies with respect to Voting Securities; seeking or proposing any merger, business combination or similar extraordinary transaction involving the Company; seeking to control or influence the management, Board or policies of the Company; and the disposition of Voting Securities. In addition, during such

"standstill" period, the Anschutz Shareholders have agreed to vote all shares of the Company's Common Stock which they are entitled to vote in accordance with the recommendation of the Company's Board of Directors in the election of directors. On all other matters, the Anschutz Shareholders may vote their shares in their discretion.

     The Acquisition is subject to the satisfaction of certain conditions,

including approval by the Surface Transportation Board of the Department of Transportation (the successor to the Interstate Commerce Commission). Depending upon the election made by the Anschutz Shareholders and other shareholders of SP to receive Common Stock of the Company or cash in the Acquisition in respect of their shares of SP common stock, the Anschutz Shareholders would own not more than 6.7% of the then outstanding shares of the Company's Common Stock following consummation of the Acquisition.

Compensation Committee Interlocks and Insider Participation

     The Compensation, Benefits and Nominating Committee includes the following non-employee directors: Robert P. Bauman, Richard B. Cheney, E. Virgil Conway, William H. Gray, III, Richard J. Mahoney, Thomas A. Reynolds, Jr., James D. Robinson, III, and Richard D. Simmons.

     In January 1993, railroad subsidiaries of the Company entered into a consulting agreement with Modjeski & Masters, Inc., providing for that firm to conduct fatigue assessment studies on certain railroad bridges. During 1995, such subsidiaries paid approximately $98,500 to such firm for these services. William B. Conway is a brother of E. Virgil Conway and President and owner of a substantial interest in Modjeski & Masters, Inc.

     In 1995, railroad and trucking subsidiaries of the Company in the ordinary course of business provided approximately $31 million of transportation services to Monsanto Company. Richard J. Mahoney was an officer of Monsanto until April 1995 and is a director of Monsanto. The Company has continued and expects to continue to provide transportation services to Monsanto in 1996.

     In 1995, Halliburton Company provided approximately $23.6 million of drilling and production services in the ordinary course of business to Resources. Richard B. Cheney is Chairman, President and Chief Executive Officer of Halliburton. Resources has continued and expects to continue to purchase such services from Halliburton in 1996.

     Judith Richards Hope is a Senior Partner of Paul, Hastings, Janofsky & Walker, a law firm that rendered legal services to the Company during 1995.

Report on Executive Compensation

     The Compensation, Benefits and Nominating Committee is responsible for administering the executive compensation and stock ownership programs for the Company. The Committee offers the following report on its decisions concerning compensation for 1995.

     The Committee's objective is to develop and oversee total compensation programs which provide competitive annual compensation and the opportunity for above average long-term compensation tied to the creation of shareholder value. The Committee believes that superior performance by the Company's executive and management team is essential to maximizing shareholder value. This performance will be achieved only if the Company is able to attract outstanding talent, motivate its executive team through incentives tied to the creation of shareholder value, and retain and reward its executives through a competitive compensation program.

     The Committee administers a performance-based executive compensation program consisting of two elements, annual compensation and long-term compensation. The program is designed to provide payment for performance of assigned accountabilities and achievement of predetermined goals, which contribute to corporate earnings, thereby enhancing shareholder value.

Annual Compensation

     Total annual compensation consists of two components: base salary and at-risk annual incentive pay. Depending on performance and the level of the executive, between 20% and 75% of total annual compensation will be at risk. The Committee reviews each executive officer's salary taking into consideration the executive's performance, corporate and operating unit performance, the executive's position and responsibility in the organization, the executive's experience and expertise, salaries for comparable positions at comparable companies, and internal pay equity. In making salary recommendations or decisions, the Compensation Committee exercises subjective judgement using no specific weights for the above factors. Average base salaries for the Company's executives generally do not exceed the median for comparable companies. When the Company consistently attains its performance criteria, total cash compensation for executives including salary and bonus will be equal to or slightly above the seventy-fifth percentile for comparable companies. Comparable companies include those in the line of business index in the Performance Graph on Page 28 of this Proxy Statement as well as industrial companies of a similar size in different lines of business with which the Company competes for first rate executive talent.

     Annual incentive pay is awarded under the Executive Incentive Plan (EIP). In accordance with the EIP, a shareholder-approved formula based on return on equity and net income generates funding to a reserve account for payment of incentive awards. The results from continuing operations of the Company must produce a return on average annual shareholder's equity, before accounting changes, of at least 10%. A 10% ROE allows 1.5% of net income to be credited to the reserve fund. An ROE of 12% or greater allows crediting 3% of net income, the maximum amount, to the fund. ROE between 10% and 12% adds, to the base 1.5% credit, .075% of net income for each
 .1% of ROE over 10%. The Board of Directors may credit to the reserve account all or a portion of the amount produced by this formula. Some portion of the reserve account, based on an assessment of performance as reviewed and approved by the Committee, may then be awarded for the year in the form of executive incentive awards. Individual awards are based on individual, operating unit and corporate performance and vary from executive to executive. Under the EIP, the maximum annual award that may be made to executive officers whose compensation is subject to Section 162(m) of the Internal Revenue Code is .25% of covered income for the Chief Executive Officer and .15% of covered income for other covered executive officers (generally the four most highly compensated officers other than the Chief Executive Officer). "Covered income" is the greater of net income (excluding certain items) for the year or such net income for the first eleven months of the year. In 1995 a total of $14,904,156 was awarded under the EIP to 149 executives.

     In addition, Jack Messman's incentive pay and a portion of Drew Lewis' incentive pay were awarded under the Resources Executive Incentive Plan (Resources' EIP). The Resources' EIP generally operates in the same manner as the EIP, except that credits to the reserve and awards to executives of Resources are made by the Resources' Board of Directors and Compensation and Corporate Governance Committee pursuant to a formula based on Resources' cash flow (income before certain expenses) as a percentage of assets. The Committee reviewed and supported awards to Resources' executives (including Drew Lewis and Jack Messman) made by Resources' Compensation and Corporate Governance Committee.

Long-Term Compensation

     The Committee believes that long-term compensation should comprise a substantial portion of each executive officer's total compensation. Long-term compensation provides incentives which encourage the executive officers to own and hold the Company's stock and tie their long-term economic interests directly to those of the shareholders. The Company's long-term incentives currently include stock options and retention stock awards.

     Stock Options. Stock options are the key element in the Company's long-term compensation program. Stock options are generally granted annually, with the magnitude of the award based on the executive's position, experience and performance, without giving particular weight to any one factor. The number of options currently held by an executive was not a factor in any award granted in 1995. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant, and when vested are exercisable up to ten years from the date of grant. To assure that stock awards continue to align executive and shareholder interests, the Company maintains guidelines for executive stock ownership levels and has communicated to executives its expectation that they achieve and maintain a specific minimum amount of stock ownership ranging from one times salary, to three to seven times salary for senior executives. Until the minimum ownership amount is achieved, executives are expected to retain in Common Stock 100% of the profit upon exercise of options, net of taxes and cost of exercise. In 1994, the Company instituted a Long-Term Performance Plan, which involved three-year option grants, resulting in a limited number of grants being awarded in 1995.

     Retention Stock. Retention stock grants to executives are awards of shares that are subject to forfeiture if the executive terminates employment before the minimum three-year retention period lapses. Awards of retention stock are directed towards retention of executives, incentive for long-term performance, and alignment of executive interests with other shareholders of the Company.

CEO Compensation


     In 1995, the Company's most highly compensated officer was Drew Lewis, Chairman and Chief Executive Officer, who also served as Chairman of the Board of Resources, the Company's oil, gas and mining subsidiary. The Committee, in consultation with the Compensation and Corporate Governance Committee of Resources, reviewed Mr. Lewis' performance for 1995 and approved an annual incentive award for him based on the factors previously outlined, with no specific weight given to any factor. Mr. Lewis' base salary was established based on the Committee's evaluation of his performance toward the achievement of the Company's financial, strategic and other goals, his length of service as Chief Executive, and competitive chief executive officer pay information. In 1994, Mr. Lewis received options as part of the three-year Long-Term Performance Plan, and therefore, did not receive an option grant in 1995.

     During 1995, under Mr. Lewis' leadership, the Company launched several significant strategic initiatives expected to provide long-term economic benefit to the Company. Union Pacific completed its acquisition of the Chicago and North Western Transportation Company (CNW) and successfully negotiated a merger agreement with, and acquired a 25% interest in, the Southern Pacific Rail Corporation. The Company also completed an initial public offering by Resources of approximately 17% of its stock, with the intent of distributing the Company's remaining interest pro rata to shareholders in 1996, subject to, among other things, receipt of an Internal Revenue Service ruling on the tax-free nature of such distribution. In addition to these significant accomplishments, the Company reported a record $946 million in net income, including $619 million from continuing operations, a 9% improvement over 1994 income from continuing operations.

     In addition to the major strategic initiatives of 1995, the Company's major operating units posted significant accomplishments during 1995. Union Pacific Railroad achieved double-digit earnings growth of 17% over 1994 (excluding the gain of $16 million from the sale of the Wilmington Field), based on the acquisition of CNW, volume growth and aggressive cost containment programs resulting from continued quality and productivity initiatives.

     Overnite Transportation Company (Overnite) faced several challenges during the year, including a general slowdown in the economy, increasingly aggressive pricing from competition and a Teamster's organizing effort. Overnite reported a net loss in 1995, but has initiated a strategic business plan focused on producing operational efficiencies and substantial market penetration, which will serve as a foundation for future improvements in results. Overnite has initiated plans to be implemented throughout 1996 to reengineer terminal operations, streamline the line-haul structure and refocus sales and marketing activities.

     Resources reported net income of $351 million, including $79 million from the Columbia Gas bankruptcy settlement. After minority interest from the IPO, Resources contributed $327 million to the Company. Resources achieved strong earnings by increasing volumes and cost containment programs during an environment of lower gas prices. Over the past four years, Resources has been the most active domestic driller in the industry.


     As a result of Mr. Lewis' contributions, he has been awarded EIP payments as reflected in the Summary Compensation Table on Page 21.

                             The Compensation, Benefits and Nominating Committee

                                        E. Virgil Conway, Chairman
                                        Robert P. Bauman
                                        Richard B. Cheney
                                        William H. Gray, III
                                        Richard J. Mahoney
                                        Thomas A. Reynolds, Jr.
                                        James D. Robinson, III (a)
                                        Richard D. Simmons

(a) Mr. Robinson replaced Ms. Hope as a member of the Committee in January 1996 and did not participate in the decisions discussed in the Report on Executive Compensation.

Summary Compensation Table

     The following table provides a summary of compensation during the last three calendar years for the Company's Chief Executive Officer and the other four most highly compensated executive officers.


                                    Annual Compensation             Long-Term Compensation
                              -------------------------------  --------------------------------
                                                     Other                 Securities
                                                     Annual    Restricted  Underlying             All Other
    Name and                                         Compen-   Stock       Options/      LTIP      Compen-
Principal Position      Year   Salary    Bonus(a)   sation(b)  Awards(c)    SARs(d)     Payouts   sation(e)
---------------------   ----  --------  ----------  ---------  ---------   ---------   --------   ---------
Drew Lewis              1995  $910,000  $1,650,000  $129,887   $       0           0   $      0   $  69,614
 Chairman and CEO       1994   880,000   1,500,000   162,578           0     525,000          0     135,816
                        1993   850,000   1,894,437   114,124           0     140,000          0     134,436

Richard K. Davidson     1995   625,000     900,000    64,234           0      87,500          0      30,291
 President and COO;     1994   537,450     800,000    82,640   1,895,000     168,750          0      27,089
 Chairman of Union      1993   450,000     892,218         0   2,550,000      40,000          0      21,183
 Pacific Railroad
 Company

Jack L. Messman         1995   498,750     770,000     4,856           0           0          0      41,260
 President and CEO      1994   460,000     685,000     6,475   1,895,000     150,000          0      37,653
 of Union Pacific       1993   430,000     872,218    51,860   2,550,000      40,000          0      28,479
 Resources Group
 Inc.


 L. White Matthews, III 1995   415,000     627,000     6,870           0           0          0      18,283
  Executive Vice Presi- 1994   400,000     560,000    13,396   1,895,000     150,000          0      17,104
  dent-Finance          1993   375,500     752,218         0   2,550,000      40,000          0      15,805

 Carl W. von Bernuth    1995   330,000     532,000     5,457           0           0          0      15,148
  Senior Vice President 1994   292,500     475,000     3,073           0     112,500          0      13,384
  and General Counsel   1993   280,000     503,330         0           0      23,500          0      12,500

----------

(a) Includes, for 1993 only, EIP awards and final payouts under the Strategic Incentive Plan (SIP), which expired April 15, 1993, respectively as follows: Mr. Lewis $1,450,000 and

     $444,437; Mr. Davidson $670,000 and $222,218; Mr. Messman $650,000 and
     $222,218; Mr. Matthews $530,000 and $222,218; and Mr. von Bernuth $370,000
     and $133,330. Other years include EIP awards only. For 1995, all of Mr. Messman's EIP award and $330,000 of Mr. Lewis' EIP award were paid by Resources.

(b) Other Annual Compensation includes reimbursements for Medicare tax on supplemental pension and thrift plans, above market interest on deferred compensation and certain personal benefits, including the following: for Mr. Lewis in 1995, 1994 and 1993 - use of corporate transportation $51,840, $30,309 and $34,715, respectively, and tax and financial counseling expenses $28,667, $32,839 and $29,433, respectively; for Mr. Davidson in 1995 and 1994 - use of corporate transportation $27,488 and $34,348, respectively, and tax and financial counseling services $26,736 and $24,450, respectively; and for Mr. Messman in 1993 - use of corporate transportation $19,030 and tax and financial counseling expenses $24,508. Other Annual Compensation below disclosure thresholds has been omitted.

(c) Aggregate restricted stock holdings and the value thereof as of December 31, 1995: Mr. Davidson, 80,000 shares, $5,280,000, and Mr. Matthews, 80,000 shares, $5,280,000. At the time of the initial public offering (IPO) of common stock of Resources in October 1995, Mr. Messman's 80,000 share succession related restricted stock grant was converted into 245,954 shares of Resources restricted stock with a value as of December 31, 1995 of $6,241,082. Dividends on the succession related grants accumulate but will not be paid to the individuals until the lapse of the restricted periods and will be subject to forfeiture if service requirements are not met.

(d) Amounts for 1994 represent three-year grants awarded in December 1994. Of Mr. Lewis' 1994 grant, 116,666 shares, and of Mr. Messman's 1993 and 1994 grants, all but 7,500 shares, were converted at the time of the IPO into options to acquire 358,835 and 563,219 shares, respectively, of common stock of Resources. Such conversions were calculated to result in the same in-the-money value on the date of conversion. Mr. Messman has agreed to convert the remaining Company options into Resources options at the time of the spin-off of Resources to Company shareholders.

(e) All Other Compensation consists of Company-matched thrift plan contributions (Mr. Lewis $27,300, Mr. Davidson $18,750, Mr. Messman $29,550, Mr. Matthews $12,450 and Mr. von Bernuth $9,838 in 1995), life insurance premiums or payments in lieu thereof in 1995 (Mr. Lewis $35,440, Mr. Davidson $11,541, Mr. Messman $11,710, Mr. Matthews $5,833 and Mr. von Bernuth $5,310) and, for Mr. Lewis, premiums ($6,874 for 1995) associated with life insurance policies.
----------

     The Company has an employment agreement with Mr. Lewis which provided for his employment through March 31, 1991. If the Company terminates Mr. Lewis' employment without cause (as defined in the agreement) following the expiration of the term of the agreement, Mr. Lewis will be entitled to continuation of his current base salary for two years following such termination. If Mr. Lewis is removed from his position as Chairman and Chief Executive Officer without cause, he has the right under such agreement to treat such removal as a termination of his employment by the Company. Under such agreement, Mr. Lewis may voluntarily terminate his employment with the Company at any time but in that event will receive no further payments or benefits from the Company. Mr. Lewis has agreed not to engage in any business if such business competes, directly or indirectly, with the Company for a minimum of three years after any termination of employment.

Security Ownership of Management

     The following table sets forth information concerning the direct beneficial ownership of the Company's Common Stock as of March 1, 1996 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.



                                  Number of
                                    Shares
                                 Beneficially             Percent of
        Name                       Owned (a)                 Class
        ----                       ---------                 -----
Drew Lewis                          628,000                  0.31%
Richard K. Davidson                 325,321                  0.16%
Jack L. Messman                      55,129                  0.03%
L. White Matthews, III              290,237                  0.14%
Carl W. von Bernuth                 155,906                  0.08%

----------

(a) Included in the number of shares beneficially owned by Messrs. Lewis, Davidson, Messman, Matthews and von Bernuth are 455,000, 208,250, 7,200,

     172,900 and 122,900 shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options. Also included in the number of shares owned by Messrs. Davidson and Matthews are 80,000 restricted shares each awarded under the 1993 Stock Option and Retention Stock Plan. In addition, Mr. Messman beneficially owns 709,737 shares, or 1.67%, of Resources common stock, including 441,183 shares which he has the right to acquire within 60 days pursuant to stock options and 245,954 restricted shares.
----------

Option/SAR Grants Table

     The following table sets forth information concerning individual grants of stock options during 1995 to the Company's Chief Executive Officer and the other four most highly compensated executive officers. Stock appreciation rights were not granted in 1995.

                                                     Individual Grants
                           ----------------------------------------------------------------------
                           Number of
                           Securities
                           Underlying     % of Total
                            Options/     Options/SARs      Exercise                    Grant Date
                              SARs        Granted to       or Base       Expiration     Present
          Name              Granted       Employees          Price          Date        Value(b)
          ----             ----------    ------------      --------      ----------    ----------
Drew Lewis (a)                       0               0              --          --             --
Richard K. Davidson             87,500           12.83          $67.94    11/30/05     $1,358,875
Jack L. Messman (a)                  0               0              --          --             --
L. White Matthews, III               0               0              --          --             --
Carl W. von Bernuth                  0               0              --          --             --

----------

(a) At the time of the Resources IPO, Messrs. Lewis and Messman received options on 358,835 and 736,454 shares, respectively, of Resources common stock in exchange for options on 116,666 and 238,800 shares, respectively, of Company Common Stock. Conversions were calculated to result in the same in-the-money value on the date of conversion.

(b) Calculated in accordance with the Black-Scholes option pricing model. The assumptions used in such option pricing model are: expected volatility, 21.9%; expected dividend yield, 2.6%; expected option term, 5 years; and risk-free rate of return, 5.94%.

----------

Option/SAR Exercises and Year-End Value Table

     The following table sets forth individual exercises of stock options during 1995 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                                               Number of
                                                               Securities
                                                               Underlying           Value of
                                                              Unexercised         In-the-Money
                                                            Options/SARs at     Options/SARs at
                                                                  Year-End          Year-End
                                  Shares                    ---------------     -----------------
                               Acquired on      Value         Exercisable/        Exercisable/
            Name                 Excercise     Realized       Unexercisable       Unexercisable
            ----               -----------     ---------    -----------------   -----------------
Drew Lewis (a)                            0    $       0             455,000          $5,728,362
                                                       0             233,334           4,652,096
Richard K. Davidson                       0            0             208,250           3,686,614
                                                                     200,000           2,242,968
Jack L. Messman (a)                       0            0               7,200             186,734
                                                                       4,000              79,750
L. White Matthews, III                5,368      363,243             172,900           2,776,054
                                                                     100,000           1,993,750
Carl W. von Bernuth                   3,322      227,764             122,900           2,042,904
                                                                      75,000           1,495,312

----------

(a) At year end 1995, Mr. Lewis had 358,835 unexercisable options on shares of Resources common stock with an in-the-money value of $3,663,705; Mr. Messman had 441,183 exercisable and 295,271 unexercisable options on shares of Resources common stock with in-the-money values of $3,581,418 and $3,014,716, respectively.
----------

Defined Benefit Plans

     Pensions for non-agreement employees of the Company, Union Pacific Railroad Company, Resources and Union Pacific Technologies, Inc., are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan), the

Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates and the Supplemental Pension Plan for Exempt Salaried Employees

of Union Pacific Resources Group Inc. and Affiliates (Supplemental Plans). The amount of the annual pension benefit from all sources is based upon average annual compensation for the 36 consecutive months of highest regular compensation (including up to three cash incentive payments within the 36-month period) within the 120-month period immediately preceding retirement (final average earnings). Regular compensation for this purpose is the aggregate amount reflected in the salary and bonus columns, except for Strategic Incentive Plan payments, of the Summary Compensation Table on Page 21. To provide ongoing pension benefits subsequent to the spin-off of Resources, a separate pension plan will be established for its employees. Assets of the Basic Plan will be segregated based on the percentage of liabilities attributed to Resources. The new Resources plan will initially provide the same terms and conditions as the Basic Plan. The credited years of service for each of the five individuals named in the Summary Compensation Table are as follows: Mr. Lewis 29, Mr. Davidson 35, Mr. Messman 15, Mr. Matthews 19 and Mr. von Bernuth 16.

     The Supplemental Plans are unfunded non-contributory plans which provide, unlike the Basic Plan, for the grant of additional years of employment and deemed age to officers or supervisors, for the inclusion of earnings in excess of the limits contained in the Internal Revenue Code of 1986, as amended (the
Code), and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of the limitations provided for under the Code. Messrs. Lewis, Davidson, Messman, Matthews and von Bernuth have accrued benefits under one or both of the Supplemental Plans.

     The Company has purchased annuities to satisfy certain unfunded obligations under the Supplemental Plans to executives and certain other active and former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company's obligations under the Supplemental Plans. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan net of federal taxes will be the same as the net amount that would have been received from the Supplemental Plan if the annuity had not been purchased.

     The estimated annual benefits payable under the Basic Plan and Supplemental Plans at normal retirement at age 65 based upon final average earnings and years of employment is illustrated in the following table:

                                               Pension Plan Table
    Final      ----------------------------------------------------------------------------------
   Average     15 Years of   20 Years of   25 Years of    30 Years of   35 Years of   40 Years of
  Earnings      Employment    Employment    Employment    Employment     Employment    Employment
  ---------    -----------   -----------   -----------    -----------   -----------   -----------
 $  800,000      $197,790      $263,720    $  329,650     $  395,500    $  434,750    $  474,000
  1,000,000       247,800       330,400       413,000        495,500       544,750       594,000
  1,200,000       297,810       397,080       496,350        595,500       654,750       714,000
  1,400,000       347,820       463,760       579,700        695,500       764,750       834,000
  1,600,000       397,830       530,440       663,050        795,500       874,750       954,000
  1,800,000       447,840       597,120       746,400        895,500       984,750     1,074,000
  2,000,000       497,850       663,800       829,750        995,500     1,094,750     1,194,000
  2,200,000       547,860       730,480       913,100      1,095,500     1,204,750     1,314,000
  2,400,000       597,870       797,160       996,450      1,195,500     1,314,750     1,434,000
  2,600,000       647,880       863,840     1,079,800      1,295,500     1,424,750     1,554,000
  2,800,000       697,890       930,520     1,163,150      1,395,500     1,534,750     1,674,000
  3,000,000       747,900       997,200     1,246,500      1,495,500     1,644,750     1,794,000

     The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with a 50% surviving spouse's benefit and reflect offsets for Social Security. The benefits would be somewhat lower if Railroad Retirement offsets were applicable.

Five-Year Performance Comparison

     The graph set forth below provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and a peer group comprising CSX Corporation, Norfolk Southern Corporation, Burlington Northern, Inc. (BNI), Santa Fe Pacific Corporation (SFP) (after September 22, 1995, BNI and SFP were merged to form Burlington Northern Santa Fe Corporation), Burlington Resources, Inc., El Paso Natural Gas Co., Santa Fe Energy Resources, Inc., Santa Fe Pacific Gold Corporation, and Catellus Development Corp. (the former real estate development subsidiary of Santa Fe).

                             [GRAPH APPEARS HERE]

           COMPARISON OF FIVE-YEAR CUMULATIVE RETURN AMONG UPC, S&P
                           500 INDEX AND PEER GROUP.

Measurement period                              S&P               Peer
(Fiscal Year Covered)            UPC            Index             Group
---------------------            ----           -----             -----
Measurement PT -                 $100           $100              $100
12/90

FYE 12/91                        $151.0         $130.3            $138.2
FYE 12/92                        $175.4         $140.3            $157.7
FYE 12/93                        $192.4         $154.3            $195.0
FYE 12/94                        $143.9         $156.4            $175.7
FYE 12/95                        $215.4         $215.0            $238.8

Corporate Governance Standards

     The Management and the Board of Directors of the Company initiated in mid-1995 a review and analysis of the Company's corporate governance practices. The purpose of this review was to address the increasing emphasis on governance on the part of individual and institutional investors in their investment evaluation and proxy voting procedures. The Company's objectives in conducting the review were to (1) analyze its governance policies and practices as compared to those of other companies and in light of the policies, guidelines and recommendations of various organizations and institutional investors, (2) develop recommendations with respect to any changes in the Company's policies or practices, and (3) articulate and record current and proposed policies and procedures.

     A report was made to the Board in January 1996 on the results of the review. The report covered existing Board procedures, the need to amend or formalize certain existing policies and adopt several new ones and the recommendation that written guidelines and policies governing the conduct of Board operations be adopted. The Board thereupon adopted the following guidelines and policies as the corporate governance standards of the Company.

     Board Meeting Agendas. The Board formalized an existing guideline concerning the origination by directors and the management of the Company of items for the Board agenda and the scheduling of information reports on aspects of parent or subsidiary operations.

     Distribution of Board Materials. The Board adopted a guideline based on current practice recommending that information and material for Board consideration be distributed to directors at least five days in advance of the meeting, with additional time to be provided when the complexity of an issue demands.

     Board Presentations. The Board adopted a guideline encouraging broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

     Board Size. The Board adopted an advisory guideline that the Board take the necessary steps over time to reach a Board size of 12 to 14 members.

     Board Independence. The Board adopted the policy that at least a majority of the Board members be independent directors and that the membership of the Audit Committee and the Compensation, Benefits and Nominating Committee be made up exclusively of independent directors. The Board adopted as its standard of independence the standard used by the New York Stock Exchange in determining independence of directors on the Audit Committees of listed companies.

     Chief Executive Officer Evaluation. The Board adopted as a guideline the current practices of the Compensation, Benefits and Nominating Committee in evaluating the Chief Executive Officer. These practices include:

       o Set performance criteria and establish a compensation package that contains a high level of at-risk reward;

       o Perform an annual evaluation at a session at which the CEO is not present;

       o Report the results of the evaluation to the full Board as well as all compensation awards and the justification for such awards;

       o Include in the evaluation the CEO's performance in meeting established targets, corporate and operating unit performance, the experience and expertise of the CEO and comparable compensation at comparable companies; and

       o Include in the evaluation the initiation of strategic projects to provide long-term economic benefit to the Company, earnings growth,

          cost containment initiatives and increase in shareholder value.

     CEO Service on Outside Boards. The Board adopted a guideline that when the CEO is invited to serve on outside boards of directors, the CEO should present the issue to the Board for review and approval.

     New Director Orientation. The Board adopted a guideline that new directors, upon election to the Board, be provided with a comprehensive set of materials on the operations, finances and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical.

     Board Committee Meeting Agendas. The Board adopted existing guidelines for the inclusion of items on Board Committee agendas involving the areas of responsibility charged to each committee.

     Board Member Compensation. The Board adopted a guideline that non-employee Board members generally be paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, with such retainer to be reviewed periodically by the Compensation, Benefits and Nominating Committee. The Board included in the guideline its intent that any increases in the retainer generally be paid in common stock equivalents with the goal that 50% of the annual retainer be paid in common stock equivalents.

     Board Member Pensions. The Board adopted a policy to eliminate the non-employee director pension plan for directors who begin service after the adoption of this policy. New directors would receive a one-time credit to their deferred Union Pacific Stock Unit Accounts after five years of service as described on Page 11.

     Board Member Equity Ownership Target. The Board adopted a new guideline that Board members should own equity in the Company equal to at least three times the value of the annual retainer, with the goal to be reached within five years of joining the Board.

     The Board also reviewed the Company's policies concerning the election of directors and approved and recommended that shareholders vote for amendments to the Company's Revised Articles of Incorporation to eliminate cumulative voting in the election of directors and to eliminate the Company's classified Board. These amendments, each of which is conditioned upon shareholder approval of the other, are described in Proposal 2 and Proposal 3 below.

Proposed Amendments to Revised Articles of Incorporation

     The Company's Revised Articles of Incorporation currently provide for cumulative voting in the election of directors and for a classified Board of Directors. On January 24, 1996, the Board of Directors approved, subject to shareholder approval, amendments to the Company's Revised Articles of Incorporation to eliminate cumulative voting in the election of directors and to eliminate the Company's classified Board.


     For the reasons described below, the Board of Directors believes that it is in the best interests of the Company and its shareholders to eliminate the Company's classified Board only if cumulative voting in the election of directors also is eliminated. Similarly, the Board is not proposing to eliminate cumulative voting if the Company's classified Board remains in effect. Accordingly, the Board's separate proposals to eliminate cumulative voting and to declassify the Board, set forth in Proposals 2 and 3 below, are each conditioned upon shareholder approval of the other proposal. In view of the fact that each of these proposals is conditioned upon shareholder approval of the other, a vote against one of the proposals may have the effect of a vote against the other proposal.

     The Board of Directors unanimously recommends a vote FOR approval of Proposals 2 and 3 below, providing for the elimination of both cumulative voting and the classified Board.

                (2) AMENDMENT TO THE COMPANY'S REVISED ARTICLES
                OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING

     The Board of Directors is proposing an amendment to the Company's Revised Articles of Incorporation to eliminate cumulative voting in the election of directors of the Company at all elections occurring after the Company's 1996 Annual Meeting. The approval of the Board's proposal to eliminate cumulative voting is conditioned upon the approval by shareholders of the Board's proposal to amend the Company's Revised Articles of Incorporation to eliminate the Company's classified Board as set forth in Proposal 3 below. In the event the proposal to eliminate the Company's classified Board is not approved by shareholders at the Annual Meeting, the Company will not amend its Revised Articles of Incorporation to eliminate cumulative voting.

     Article FIFTH of the Company's Revised Articles of Incorporation currently provides for cumulative voting in the election of directors. Under cumulative voting, each shareholder has a number of votes equal to the number of shares such shareholder is entitled to vote multiplied by the number of directors to be elected at the meeting. The shareholder may allocate such votes to or among one or more nominees for director in any manner desired by the shareholder. The candidates receiving the highest number of votes, up to the number of directors to be elected, are elected. Cumulative voting may enable a shareholder or group of shareholders representing a small minority of the votes cast in an election of directors to cause the election of one or more nominees. For example, as set out in the description of Proposal 3 below, with cumulative voting and a non-classified Board, shareholders representing less than 5% of the Company's outstanding shares could elect a director to the Board.

     If the proposal to eliminate cumulative voting is adopted, cumulative voting will not be available with respect to any election of directors by shareholders occurring after the 1996 Annual Meeting. Without cumulative voting, a holder or holders of shares representing a majority of the votes cast in an election of directors for the Company will be able to elect all directors standing for election.


     The Board of Directors considered the fact that a majority of the companies listed on the New York Stock Exchange do not elect directors by cumulative voting. The Board of Directors believes that in publicly held corporations, each director should only be elected if such director receives a plurality of the votes cast. The Board further believes that each director should represent the interests of all shareholders rather than the interests of a minority shareholder or a special constituency. The Company, however, is not aware of any attempt by a group of shareholders of the Company to elect a director by using cumulative voting to achieve minority representation on the Board. The Board believes that the system of electing directors whereby those directors are elected who receive a plurality of votes cast by shareholders as a whole will best ensure that the Board will act for the benefit of all shareholders. Accordingly, the Board believes that it is in the best interests of the Company and all of its shareholders to eliminate cumulative voting.

     The proposed amendment eliminating cumulative voting in the election of directors would preserve the same voting standard for removal of directors as is currently in effect. The Company's Revised Articles of Incorporation currently provide that a vote of the holders of two-thirds of the shares of stock of the Company then entitled to vote in an election of directors is required to remove one or more directors without cause. In addition, pursuant to the Revised Articles of Incorporation, no director may be removed if the votes of a sufficient number of shares are cast against his removal which, at an election of the class of directors of which he is a member, would be sufficient to elect him. The Revised Articles of Incorporation, as proposed to be amended, would provide that even though there is no cumulative voting in the election of directors, no director may be removed if the votes of a sufficient number of shares are cast against his removal which, at an election of the class of directors of which he is a member (or at an election of the entire Board of Directors commencing at the 1999 Annual Meeting of Shareholders), would have been sufficient to elect him if cumulative voting were applicable.

     While the Board of Directors does not consider the elimination of cumulative voting, when coupled with the proposed elimination of the Company's classified Board, as an anti-takeover measure, the absence of cumulative voting could have the effect of preventing shareholders holding a minority of the Company's shares from obtaining representation on the Board.

     If the amendment to eliminate cumulative voting in the election of directors is adopted (which adoption, as stated above, is conditioned upon approval by shareholders of the Board's proposal to eliminate the Company's classified Board), the text of Article FIFTH of the Company's Revised Articles of Incorporation will be amended in relevant part to delete the following sentence:

         "In electing directors each shareholder may accumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of such candidates."

     In addition, the following will be inserted at the end of Article FIFTH of the Company's Revised Articles of Incorporation:

         "In voting for the election of directors holders of Common Stock shall not have the right to accumulate their votes. Notwithstanding that shareholders shall not be entitled to accumulate votes in the election of directors no one of the directors may be removed if the votes of a sufficient number of shares are cast against removal which, at an election of the class of directors of which the director is a member (or at an election of the entire board of directors commencing at the 1999 annual meeting), would have been sufficient to elect the director if cumulative voting were applicable."

     The Board of Directors unanimously recommends a vote FOR the approval of the proposed amendment to the Company's Revised Articles of Incorporation to eliminate cumulative voting.

     Proxies will be voted FOR the approval of the amendment to the Company's Revised Articles of Incorporation to eliminate cumulative voting unless otherwise indicated on the proxy.

Required Vote

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to authorize the Board's proposed amendment to the Company's Revised Articles of Incorporation to eliminate cumulative voting. Abstentions and broker non-votes will have the effect of a vote against approval of the proposed amendment to the Company's Revised of Articles of Incorporation to eliminate cumulative voting.

              (3) AMENDMENT TO THE COMPANY'S REVISED ARTICLES OF
              INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

     The Board of Directors is proposing an amendment to the Company's Revised Articles of Incorporation to eliminate the Company's classified Board and thereby ensure that each Board member will stand for election annually. The approval of the Board's proposal to eliminate the Company's classified Board is conditioned upon the approval of the Board's proposal to amend the Company's Revised Articles of Incorporation to eliminate cumulative voting as set forth in Proposal 2 above. In the event that the Board's proposal to eliminate cumulative voting is not approved by shareholders at the Annual Meeting, the Company will withdraw and not present for a vote at the Annual Meeting the Board's proposal to eliminate the classified Board.

     Article SEVENTH of the Company's Revised Articles of Incorporation currently provides for the division of the Board of Directors into three classes, each class consisting as nearly as possible of one-third of the total number of directors, whenever the Board size is nine or more. Based on its review of corporate governance standards described above under "Corporate Governance Standards" and for the reasons described below, the Board believes that the elimination of the classified Board, together with the elimination of cumulative voting, will allow shareholders to express their views annually regarding the entire Board by electing all directors annually and also help to ensure that each director will represent the interests of all shareholders.

     The Board has determined that this change should be implemented on a prospective basis, commencing with the Annual Meeting of Shareholders in 1997, so as not to shorten the term of any director elected at or prior to the 1996 Annual Meeting. Thus, as proposed to be amended, the Revised Articles of Incorporation would provide that at each Annual Meeting of Shareholders, commencing with the Annual Meeting of Shareholders in 1997, the successors of the directors whose terms expire in that year will be elected for a one-year term. Accordingly, upon the expiration in 1999 of the terms of the directors elected at this year's Annual Meeting, all directors will be elected to hold office for a one-year term. If this proposal to declassify the Board is adopted, the current requirement set forth in Article SEVENTH that the affirmative vote of the holders of at least sixty-six and two-thirds percent of the shares of capital stock of the Company entitled to vote on a provision to amend or repeal, or adopt any provision inconsistent with Article SEVENTH will be eliminated. Future amendments affecting Article SEVENTH would require an affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon in accordance with the Utah Revised Business Corporation Act.

     The Board of Directors has determined that it is not in the best interests of the Company and its shareholders to eliminate the Company's classified Board unless and until cumulative voting also is eliminated. In this regard, the Board noted that with both cumulative voting and a non-classified Board consisting of 17 directors (the current size of the Board), a shareholder or group of shareholders representing only 5.6% of the Company's shares voting at a meeting would be able to elect one director to the Board of Directors. This would be so even if shareholders holding 94.4% of the shares were opposed to the election of that candidate. In fact, the 5.6% of the Company's shares voting for such a candidate could represent as little as 4.8% of the Company's outstanding shares based on the percentage of outstanding shares actually voting at last year's Annual Meeting. By contrast, with cumulative voting and a classified Board consisting of 17 directors (and assuming six directors in the applicable class), a shareholder or group of shareholders would require at least 14.3% of the shares voting at a meeting in order to assure representation on the Company's Board of Directors. As the foregoing examples illustrate, the effect of cumulative voting in the case of a non-classified Board of Directors would be to enable a relatively small group of shareholders to elect a particular director to the Company's Board to represent the special interests of such shareholders which might differ from the interests of shareholders as a whole. The Board of Directors believes that all members of the Board should be elected annually by a plurality of votes cast and therefore represent, and be accountable to, all shareholders. Accordingly, the Board has approved the declassification of the Company's Board of Directors conditioned upon the elimination of cumulative voting as set forth in Proposal 2 above.

     In the event that the Board's proposal to eliminate cumulative voting is approved by the Company's shareholders at the Annual Meeting, the Company will present to the meeting a proposal that the Company's Revised Articles of Incorporation be amended to declassify the Board of Directors as discussed above by amending and restating Article SEVENTH of the Revised Articles of Incorporation as follows:

         "The number of directors of the corporation shall be such as shall from time to time be fixed by the bylaws, but shall not be less than three.

         Through and including the 1996 annual meeting, whenever the number of directors fixed by the bylaws shall be nine or more, the directors shall be divided into three classes as nearly equal in size as possible, with the term of office of each class of directors expiring at the third annual meeting after their election. At each annual meeting, commencing with the annual meeting in 1997, the successors of the directors whose terms expire in that year shall be elected to serve until the annual meeting held in the following year, so that, upon the expiration in 1999 of the terms of the directors elected at the annual meeting in 1996, all directors shall be elected to hold office for a one-year term."

     The Board of Directors unanimously recommends a vote FOR the approval of the proposed amendment to the Company's Revised Articles of Incorporation to declassify the Board of Directors.

     Proxies will be voted FOR the approval of the amendment to the Company's Revised Articles of Incorporation to declassify the Company's Board of Directors unless otherwise indicated on the proxy.

Required Vote

     The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to authorize the Board's proposed amendment to the Company's Revised Articles of Incorporation to declassify the Board of Directors. Abstentions and broker non-votes will have the effect of a vote against approval of the proposed amendment to the Company's Revised of Articles of Incorporation to declassify the Board of Directors.

                (4) RATIFICATION OF APPOINTMENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year 1995 subject to ratification by shareholders. The appointment of Deloitte & Touche LLP continues a relationship that began in 1969.

     A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

     The Board of Directors recommends that shareholders vote FOR approval of Proposal 4.

                                OTHER BUSINESS

     The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                       J. L. SWANTAK
                                       Vice President and Secretary

     Any security holder wishing to receive, without charge, a copy of Union Pacific's 1995 Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission or the Company's report, "Commitment to Workplace Diversity", should write to Secretary, Union Pacific Corporation, Martin Tower, Eighth and Eaton Avenues, Bethlehem, PA 18018.

                                     PROXY
                        SOLICITED BY BOARD OF DIRECTORS
                         ANNUAL MEETING April 19, 1996
                             SALT LAKE CITY, UTAH


The undersigned hereby appoints DREW LEWIS and JUDY L. SWANTAK as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 19, 1996 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters that may properly come before the meeting. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR proposals 2, 3 and 4.

The Board of Directors recommends a vote FOR the election of Directors and FOR proposals 2, 3 and 4. Please note that approval of each of proposals 2 and 3 is conditioned upon approval of the other proposal.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on reverse side.)

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. __

    The Board of Directors recommends a vote FOR the election of Directors and FOR proposals 2, 3 and 4. Please note that approval of each of proposals 2 and 3 is conditioned upon approval of the other proposal.

1.  Election of Directors --                                            For all
    Nominees:  R. B. Cheney, E. V. Conway, Drew Lewis,   For  Withheld  Except
    L. W. Matthews, III, J. L. Messman,
    T. A. Reynolds, Jr.                                  ___     ___    ___

    __________________________________
    (Except nominee(s) written above.)

    To distribute your votes on a cumulative basis, write below the name(s) of the nominee(s) you wish to vote for and the number of votes you wish to cast for each.

    ____________________________________________


2.  Approval of amending the Revised Articles            For  Against  Abstain
    of Incorporation to eliminate cumulative voting.
                                                         ___    ___      ___

3.  Approval of amending the Revised Articles            For  Against  Abstain
    of Incorporation to declassify the Board.
                                                         ___    ___      ___


4.  Ratify appointment of Deloitte & Touche as           For  Against  Abstain
    independent auditors.
                                                         ___    ___      ___


                                       The undersigned acknowledges receipt of
                                       the Notice of Annual Meeting of
                                       Shareholders and of the Proxy Statement.

                                            Dated:___________________, 1996

                                       Signature(s)________________________

                                       ____________________________________
                                       Please sign exactly as your name appears.
                                       Joint owners should each sign personally.
                                       Where applicable, indicate your official position or representation capacity.